Exhibit 4.18

Schedule of ELECTRIC ENERGY PURCHASE Agreements

As these agreements are identical in every case except for pricing, quantities and term, we have, for ease of reference, filed only one standard agreement and provided this schedule to indicate the agreements that we have omitted from filing as exhibits to this registration statement on Form 20-F.

1.	First Amended and Restated Electric Energy Purchase Agreement (2 Years), dated as of July 29, 2020, by and between Sendas Distribuidora S.A., Greenyellow Serviços e Comercialização de Energia Ltda. and Companhia Brasileira de Distribuição.